UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material pursuant to §240.14a-12

ANGEL OAK MORTGAGE, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Angel Oak Mortgage, Inc.
3344 Peachtree Road NE, Suite 1725
Atlanta, Georgia 30326

April 8, 2022

Dear Stockholder:
You are cordially invited to attend the 2022 annual meeting of stockholders of Angel Oak Mortgage, Inc. The meeting will be held on Wednesday, May 18, 2022, at 10:00 a.m., Eastern Time, at The Buckhead Club, 3344 Peachtree Road NE, Suite 2600, Atlanta, Georgia 30326.
The attached proxy statement, with the accompanying notice of the meeting, describes the matters expected to be considered and voted upon at the meeting. We urge you to review these materials carefully and to take part in the affairs of our company by voting on the matters described in the accompanying proxy statement.
Your vote is important. Whether you plan to attend the meeting or not, please return a completed proxy card or voting instruction form as promptly as possible or authorize your proxy on the internet or by calling the toll-free telephone number provided in the proxy materials. The attached proxy statement contains instructions regarding these methods of voting, as well information if you plan to attend the annual meeting in person. We look forward to your participation.
Sincerely,

Robert Williams
Chief Executive Officer and President

ANGEL OAK MORTGAGE, INC.
3344 Peachtree Road NE, Suite 1725
Atlanta, Georgia 30326
(404) 953-4900
NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 18, 2022

NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Angel Oak Mortgage, Inc., a Maryland corporation (the “Company”), will be held on Wednesday, May 18, 2022, at 10:00 a.m., Eastern Time, at The Buckhead Club, 3344 Peachtree Road NE, Suite 2600, Atlanta, Georgia 30326.
At the Annual Meeting, holders of our common stock, $0.01 par value per share, will be asked to consider and vote upon the following proposals, all of which are discussed in greater detail in the accompanying proxy statement:
(1)    To elect nine (9) directors named in the accompanying proxy statement to the Company’s Board of Directors, each to serve until the 2023 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify;
(2)    To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and
(3)    To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
Only stockholders of record at the close of business on March 21, 2022, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.
To make it easier for you to authorize a proxy to vote, internet and telephone proxy authorization are available. The instructions on the proxy card or voting instruction form describe how to use these convenient services.
This notice and the accompanying proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2021 (which constitutes our annual report to stockholders), and proxy card or voting instruction form are being mailed to you commencing on or about April 8, 2022.

BY ORDER OF THE BOARD OF DIRECTORS
Atlanta, Georgia	/s/ Dory Black
April 8, 2022
Dory Black
General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 18, 2022. This Notice of Annual Meeting, Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2021 (which constitutes our annual report to stockholders) are available at www.proxyvote.com.

ANGEL OAK MORTGAGE, INC.
PROXY STATEMENT
Table of Contents

i

PROXY STATEMENT
Angel Oak Mortgage, Inc., a Maryland corporation (collectively, the “Company,” “we,” “us,” “our” or “our company” ) is furnishing this Proxy Statement (this “Proxy Statement”) in connection with our solicitation of proxies to be voted at our 2022 Annual Meeting of Stockholders (the “Annual Meeting”). We will hold the Annual Meeting on Wednesday, May 18, 2022, at 10:00 a.m., Eastern Time, at The Buckhead Club, 3344 Peachtree Road NE, Suite 2600, Atlanta, Georgia 30326. We are sending this Proxy Statement and the enclosed proxy to our stockholders commencing on or about April 8, 2022.
The term “Angel Oak” refers collectively to Angel Oak Capital Advisors, LLC (“Angel Oak Capital”) and its affiliates, including Falcons I, LLC, our external manager (our “Manager”).
The term “Angel Oak Mortgage Lending” refers collectively to Angel Oak Mortgage Solutions, Angel Oak Home Loans and Angel Oak Commercial Lending; the term “Angel Oak Mortgage Solutions” refers to Angel Oak Mortgage Solutions LLC; the term “Angel Oak Home Loans” refers to Angel Oak Home Loans LLC; the term “Angel Oak Commercial Lending” refers to Angel Oak Commercial Lending, LLC, Angel Oak Prime Bridge, Angel Oak Commercial Bridge and Cherrywood Mortgage; the term “Angel Oak Prime Bridge” refers to Angel Oak Prime Bridge, LLC; the term “Angel Oak Commercial Bridge” refers to Angel Oak Commercial Bridge, LLC; and the term “Cherrywood Mortgage” refers to Cherrywood Mortgage, LLC.
The term “operating partnership” means Angel Oak Mortgage Operating Partnership, LP, a Delaware limited partnership, through which we hold substantially all of our assets and conduct our operations. The term “OP units” refers to units of limited partnership interest in our operating partnership.

ABOUT THE PROXY MATERIALS AND ANNUAL MEETING
Why am I receiving these materials?
The Company has delivered printed copies of these materials to you by mail in connection with the solicitation of proxies by its Board of Directors (the “Board of Directors” or “Board”) for exercise at the Annual Meeting, which will take place on Wednesday, May 18, 2022, at 10:00 a.m., Eastern Time, at The Buckhead Club, 3344 Peachtree Road NE, Suite 2600, Atlanta, Georgia 30326. This Proxy Statement describes the matters on which you, as a stockholder, are entitled to vote and provides the information that you need to make an informed decision on these matters.
What is included in the proxy materials?
The proxy materials include:
•This Proxy Statement for the Annual Meeting; and
•Our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”).
The proxy materials also include a proxy card or a voting instruction form for voting at the Annual Meeting.
What am I voting on?
At the Annual Meeting, you will be entitled to consider and vote on:
•The election of nine (9) directors named in this proxy statement to the Board, each to serve until the 2023 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify (Proposal No. 1); and
•The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022 (Proposal No. 2).

What are the Board’s recommendations?
The Board and our Audit Committee (solely with respect to Proposal No. 2) unanimously recommend you vote:
•“FOR” the election of each of the nine (9) nominees named in this proxy statement as directors of the Company (Proposal No. 1); and
•“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022 (Proposal No. 2).
If I share an address with another stockholder and we received only one paper copy of the proxy materials, how may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the Securities and Exchange Commission (the “SEC”) has approved. Under this procedure, we are delivering a single copy of this proxy statement and the Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of this Proxy Statement and the Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of this Proxy Statement or the Annual Report, stockholders may write or call us at the following address and telephone number:
Angel Oak Mortgage, Inc.
Attention: Dory Black
General Counsel and Secretary
3344 Peachtree Road NE, Suite 1725
Atlanta, Georgia 30326
(404) 953-4900
Stockholders who hold shares in “street name” (as described below) may contact their broker, bank or other similar nominee to request information about householding.
How can I get electronic access to the proxy materials?
Our proxy materials are available on the internet at www.proxyvote.com.
Who is entitled to vote at the meeting?
Holders of record of our common stock at the close of business on March 21, 2022, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote their shares of common stock held on the Record Date at the Annual Meeting or any postponements or adjournments of the Annual Meeting. On the Record Date, 25,085,796 shares of common stock of the Company were outstanding and entitled to vote at the Annual Meeting.
How can I attend the Annual Meeting?
In order to be admitted to the Annual Meeting, you must present photo identification (such as a driver’s license) and proof of ownership of shares of our common stock as of the close of business on the Record Date. Proof of ownership can be accomplished through the following:
•A brokerage statement or letter from your broker or custodian with respect to your ownership of shares of our common stock as of the Record Date;
•A printout of the proxy distribution email (if you receive your materials electronically);
•A proxy card;
•A voting instruction form; or
•A legal proxy provided by your broker or custodian.

For the safety and security of our stockholders, we will be unable to admit you to the Annual Meeting if you do not present photo identification and proof of ownership of shares of our common stock or if you otherwise refuse to comply with our security procedures. We note that receiving a legal proxy from your broker or custodian may take several days.
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the stockholder of record with respect to those shares, and we sent the proxy materials and proxy card directly to you.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares held in “street name,” and the proxy materials and proxy card were forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.”
How do I vote or authorize a proxy to vote on my behalf?
Voting in Person during the Annual Meeting. You may vote your shares by attending the Annual Meeting in person and depositing your proxy card at the registration desk or completing a ballot that will be distributed at the Annual Meeting. If you are a beneficial owner of shares held in street name, you will need to obtain a legal proxy from your broker, bank or other nominee in order to vote in person during the Annual Meeting. Obtaining a legal proxy may take several days.
Voting by Proxy for Shares Held by a Stockholder of Record. If your shares are held in your own name as a holder of record with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you may instruct the proxy holders named in the accompanying proxy card on how to vote your shares of common stock in one of the following ways:
•By Internet. You may vote by proxy over the internet by visiting www.proxyvote.com and following the instructions provided with the proxy card.
•By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card.
•By Mail. You may vote by signing, dating and mailing the proxy card in the prepaid enclosed envelope.
Voting by Proxy for Beneficial Owners of Shares Held in Street Name. If your shares are held in street name by a broker, bank or other nominee, you may instruct such organization on how to vote your shares of common stock in one of the following ways:
•By Internet. You may vote by proxy over the internet by visiting www.proxyvote.com and following the instructions provided in the voting instruction form you received from the organization holding your shares.
•By Telephone. You may vote by proxy by calling the toll-free number found on the voting instruction form you received from the organization holding your shares.
•By Mail. You may vote by proxy by filling out the voting instruction form you received from the organization that holds your shares and sending it back in the envelope provided.
What constitutes a quorum?
The presence at the Annual Meeting, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter at the Annual Meeting will constitute a quorum. If a quorum is established, each holder of common stock will be entitled to one vote for each director to be elected at the Annual Meeting and each other matter to be voted on at the Annual Meeting for each issued and outstanding share of common stock owned on the Record Date. Proxies received but marked as abstentions and broker “non-votes” will be included in the calculation of the number of votes considered to be present at the meeting and will be counted for quorum purposes.

How are proxies voted?
All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.
What happens if I do not give specific voting instructions?
Stockholders of Record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting or any postponements or adjournments thereof.
Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (“NYSE”), the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
Which ballot measures are considered “routine” or “non-routine”?
The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022 (Proposal No. 2) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.
The election of directors (Proposal No. 1) is a matter considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposal No. 1.
How many votes are needed to approve each item?
The affirmative vote of a plurality of all the votes cast at the Annual Meeting, in person or by proxy, is required for the election of directors (Proposal No. 1). This means the nine nominees receiving the greatest number of votes will be elected. The affirmative vote of a majority of all votes cast on the matter at the Annual Meeting, in person or by proxy, is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022 (Proposal No. 2).
How are abstentions, withhold votes and broker non-votes counted?
Instructions to abstain or withhold votes and broker non-votes will be counted to determine whether there is a quorum present at the Annual Meeting, but will not be considered votes cast. Accordingly, withhold votes and broker non-votes will have no effect on the election of directors (Proposal No. 1), and abstentions will have no effect on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022 (Proposal No. 2). As stated above, broker non-votes are not expected to occur in connection with Proposal No. 2.
Can I change my vote after I have authorized a proxy to vote on my behalf?
You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may provide different voting instructions to a proxy on a later date through the internet or by telephone (in which case only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting in person and voting during the meeting. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote in person at the Annual Meeting. You may also specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual Meeting to the Company at 3344 Peachtree Road NE, Suite 1725, Atlanta, Georgia 30326, Attention: General Counsel and Secretary.

Where can I find the voting results of the Annual Meeting?
The Company will disclose final results in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting. If final results are not yet known within that four business-day period, the Company will disclose preliminary voting results in the Form 8-K and file an amendment to the Form 8-K to disclose the final results within four business days after such final results are known.
Who pays the cost for soliciting proxies by the Board?
The Company will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing the materials in connection with the solicitation of proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company’s common stock. In addition to solicitations by mail, directors, officers and employees of the Company may, on behalf of the Company, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The number of directors that serve on the Board is currently set at nine and may be fixed from time to time by the Board in the manner provided in the Company’s Second Amended and Restated Bylaws (the “bylaws”). In accordance with the Company’s bylaws and Maryland law, directors are elected to serve until the next annual meeting of stockholders following their election and until their successors are duly elected and qualified or until their earlier removal, resignation or death.
Director Nominees

Name	Age	Positions Held with the Company	Director of the Company Since
Michael Fierman	56	Chairman of the Board	2018
Edward Cummings	33	Director	2020
Craig Jones	71	Director	2020
Christine Jurinich	51	Director	2018
W.D. (Denny) Minami	65	Director	2021
Jonathan Morgan	58	Director	2022
Landon Parsons	63	Director	2021
Michael Peck	41	Director	2020
Vikram Shankar	37	Director	2020

Each of the nine director nominees listed above currently serves as a director of the Company and their biographies can be found below under “Corporate Governance Matters—Information Regarding the Board of Directors.” Mr. Fierman and Ms. Jurinich were elected to the Board in June 2018 in connection with our incorporation in Maryland. Mr. Jones was elected to the Board by our directors in June 2020. Mr. Cummings was elected to the Board by our directors in March 2020 and Messrs. Peck and Shankar were elected to the Board by our directors in September 2020. Messrs. Minami and Parsons were elected to the Board by our directors in June 2021 in connection with the Company’s initial public offering (“IPO”). Mr. Morgan was elected to the Board by our directors in January 2022 to fill a vacant seat which was created due to the resignation of a previous Board member in November 2021. Each of the nine director nominees was recommended by our Nominating and Corporate Governance Committee and nominated by the Board to stand for election at the Annual Meeting.
In selecting director nominees, the Board seeks to monitor the mix of specific experiences, qualifications, attributes and skills of its members in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. For more information about the qualifications and skills of each of the director nominees, see “Corporate Governance Matters—Background and Experience of Directors.”
Vote Required

The affirmative vote of a plurality of all the votes cast at the Annual Meeting is required for the election of a nominee as a director. This means the nine nominees receiving the greatest number of votes will be elected. Votes withheld from one or more director nominees therefore will have no effect on the outcome of the vote with respect to the election of directors. However, pursuant to our Corporate Governance Guidelines, in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will tender, within five days following the certification of the stockholder vote, his or her written resignation to the chairperson of the Board for consideration by our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee will then review the director’s continuation on the Board and recommend to the Board whether the Board should accept such tendered resignation. The Board, after giving due consideration to the best interests of the Company and its stockholders, will make a decision, within 90 days following the certification of the stockholder vote, on whether to accept the tendered resignation and promptly disclose its decision and, if applicable, the reasons for rejecting the tendered resignation. Stockholders of the Company are not permitted to cumulate their votes for the election of directors. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted FOR the election of each of the nominees named above. If any person named as nominee, other than any nominee of the MS Investor or the DK Investor (each as defined below), should be unable or unwilling to stand for election at the time of the Annual Meeting, proxies will be voted for a replacement nominee designated by the Board or, in the event no such designation is made, proxies will be voted for a lesser number of nominees. If any person designated as nominee by the MS Investor or the DK Investor in accordance with the Shareholder Rights Agreements (as defined below) should be unable or unwilling to stand for election at the time of the Annual Meeting, such replacement nominee will be a nominee designated by the MS Investor or the DK Investor, as applicable. At this time, the Board knows of no reason why the nominees listed above may not be able to serve as a director if elected.
Board Recommendation

The Board unanimously recommends that you vote “FOR” the election of each of the nominees named above.

CORPORATE GOVERNANCE MATTERS

Set forth below is information regarding our corporate governance practices. We believe that effective corporate governance is critical to our ability to create long-term value for our stockholders. In that regard, we have opted out of certain statutory takeover defense protections otherwise available to us under Maryland law, and we have adopted and implemented charters, policies, procedures, and controls that we believe promote and enhance our corporate governance, accountability and responsibility.
Information Regarding the Board of Directors

Set forth below is biographical information for each director nominee, each of whom currently serves as a director of the Company.
Michael Fierman. Mr. Fierman has served as one of our directors since June 2018 and was elected the Chairman of the Board in connection with our IPO in June 2021. Mr. Fierman has served as a Managing Partner and Co-Chief Executive Officer at Angel Oak Companies since December 2014 and as a Managing Partner of Angel Oak Capital since May 2018 and as the Co-President of our Manager since March 2020. In this role, Mr. Fierman provides strategic direction and leadership to Angel Oak’s various businesses, with a focus primarily on mortgage lending and asset management. Prior to Angel Oak Companies, in May 1998, Mr. Fierman co-founded SouthStar Funding, a national wholesale mortgage lender specializing in non-Agency mortgage products. From May 1998 to April 2007, while at SouthStar Funding, Mr. Fierman’s direct responsibilities included oversight of the sales, operations and credit risk departments. Mr. Fierman holds a B.A. in Political Science from the University of Georgia.
We believe that Mr. Fierman’s familiarity with our operations, and his extensive experience in mortgage lending qualify him to serve on the Board.
Edward Cummings. Mr. Cummings has served as one of our directors since March 2020. Mr. Cummings has served as a vice president, and since February 2022 as an executive director, within Morgan Stanley Investment Management’s Tactical Value investing team since July 2018. In this role, Mr. Cummings engages in private equity investing. Prior to Morgan Stanley, from May 2017 to June 2018, Mr. Cummings was an investment analyst at Parquet Capital Management, a Boston-based special situations investment fund, where he was responsible for making distressed credit and special situations equity investments across industries. Prior to Parquet Capital Management, from May 2015 to May 2017, Mr. Cummings was an investment analyst at Anchorage Capital Group, LLC, where he made principal investments across corporate and structured credit, special situations and illiquid investment markets with a focus on leveraged and defaulted issuers. Mr. Cummings started his career in investment banking in the Leveraged Finance departments of Goldman Sachs & Co. LLC and Jefferies LLC. Mr. Cummings holds a B.B.A. in Finance from the University of Texas.
We believe that Mr. Cummings’ extensive experience in credit investments qualifies him to serve on the Board. Pursuant to the shareholder rights agreement among the Company, our Manager and NHTV Atlanta Holdings LP (the “MS Investor”), an affiliate of Morgan Stanley & Co. LLC (the “MS shareholder rights agreement”), Mr. Cummings is the designee of the MS Investor to the Board. Pursuant to the MS Shareholder Rights Agreement, the MS Investor is currently entitled to designate one nominee for election to the Board, subject to certain limitations. For more information, see “—Shareholder Rights Agreements.”
Craig Jones. Mr. Jones has served as one of our directors since June 2020. Mr. Jones practiced law for 10 years with King & Spalding, from 1977 to 1987, where he was a partner in the Real Estate Department in the firm’s Atlanta office. In 1987, he left King & Spalding to join New Market Development Company, an Atlanta-based shopping center developer, where he served as executive vice president in charge of development and financing. In 1992, New Market Development Company was sold to Cousins Properties Incorporated (“Cousins”), a real estate investment trust listed on the NYSE. Mr. Jones joined Cousins at that time, and he went on to serve in a number of different positions, including president of the Office Division, chief investment officer and chief administrative officer. Mr. Jones retired from Cousins in 2012. From September 2016 until October 2017, Mr. Jones served as a member of the board of directors of Parkway, Inc. (“Parkway”), a real estate investment trust listed on the NYSE prior to its sale, and was a member of Parkway’s audit committee, compensation committee and investment committee. Mr. Jones received a B.A. from Washington and Lee University, and he also received a J.D. from the University of Virginia School of Law.
We believe that Mr. Jones’s broad experience in the real estate industry, as an attorney and as a chief investment officer and chief administrative officer, allows him to provide valuable insight to us and qualifies him to serve on the Board.
Christine Jurinich. Ms. Jurinich has served as one of our directors since June 2018. Ms. Jurinich is currently employed at Silicon Valley Bank (“SVB”), which she joined in May 2021, in an Investor Relations role, where she represents venture products on the SVB platform, and also introduces venture funds and deals more broadly to the SVB client base. Ms. Jurinich founded Winter Lane Partners, a business providing consulting services for high net worth investors located in the United States, since May 2019. Prior to Winter Lane Partners, Ms. Jurinich was a Partner and Director of Research at Offit Capital Advisors LLC (“Offit”), a company providing investment management services, from August 2009 to April 2018. Prior to joining Offit, Ms. Jurinich was a Managing Director from June 2002 to April 2009 at BlackRock Alternative Advisors, where she was a portfolio manager and oversaw all aspects of hedge fund due diligence and had significant institutional and high net worth client responsibilities. Ms. Jurinich holds a B.S. from Fordham University and an M.B.A. from New York University. She also holds the Chartered Financial Analyst designation.
We believe that Ms. Jurinich’s prior experience as an investment professional, including evaluating investment opportunities, qualifies her to serve on the Board.
W.D. (Denny) Minami. Mr. Minami was elected to the Board in connection with our IPO in June 2021. From 2015 until 2019, Mr. Minami was an independent director and audit committee chair of NorthStar Realty Europe Corp. Mr. Minami served as Principal of Billy Casper Golf LLC from 2012 to 2020, after serving as President of Billy Casper Golf LLC from 2003 to 2012. From 1997 to 2002, Mr. Minami served as President, Chief Operating Officer, and Chief Financial Officer of Charles E. Smith Residential Realty, Inc., a real estate investment trust listed on the NYSE until it was sold to Archstone. Prior to 1997, Mr. Minami served in various financial positions for public and private companies, including Ascent Entertainment Group, Comsat Corporation, Oxford Realty Services Corporation and Satellite Business Systems. Mr. Minami also served as a director of NorthStar Asset Management Group Inc. from 2014 through 2017, and as a director of NorthStar Realty Finance Corp. from 2004 through 2017. Mr. Minami holds a B.A., with honors, from Grinnell College and an M.B.A. from the University of Chicago.
    We believe that Mr. Minami’s extensive experience in real estate and portfolio management qualifies him to serve on the Board.
Jonathan Morgan. Mr. Morgan has served as one of our directors since January 2022. Mr. Morgan is the founding Principal of Sound Fund Advisors LLC, a firm he founded in March 2011, where he acts as an independent director. Mr. Morgan has over 22 years of experience in the financial markets, including nine years of investment experience as a strategist or portfolio manager at three different investment managers: Caxton Associates (1993-1996), Croesus Capital Management (1997-1998) and Parallax Capital Management (1999-2002). In addition, Mr. Morgan has more than nine years of experience researching and investing in investment funds. He was the Head of Research and Portfolio Management in the Alternative Investment Group of Julius Baer Investment Management (2002-2005) where he supervised both investment research as well as the operational risk group. In 2005, Mr. Morgan joined Barclays Global Investors (2005-2009) as the Head of Manager Selection and subsequently became the Head of Investments for their Hedge Fund Management Group. During his tenure, Mr. Morgan was the head of Barclays Global Investor’s New York office. In 2009, Mr. Morgan joined UBP Asset Management (2009-2011) as the Head of Global Hedge Fund Research. Prior to 1993, Mr. Morgan worked for Morgan Stanley for five years. He has an A.B. from Princeton University, an M.P.P. from Harvard’s Kennedy School of Government and an M.DIV. from Yale Divinity School. He is an FSA Credential Level II Candidate for the Sustainability Accounting Standards Board. He is a Registered Professional Director in the Cayman Islands and has been approved by the Central Bank of Ireland to act as a Director.
We believe that Mr. Morgan’s extensive experience in the financial markets as well as his portfolio management experience qualifies him to serve on the Board.

Landon Parsons. Mr. Parsons was elected to the Board in connection with our IPO in June 2021. Mr. Parsons specializes in mortgage finance, housing policy, specialty finance, private mortgage insurance, and risk management. He has been an advisor to specialty finance companies and private mortgage insurers on strategic, capital, and risk management matters. He is an analyst, commentator, and published author on U.S. housing policy and reform. Mr. Parsons has substantial experience structuring bespoke investment vehicles and funds, managing asset-liability concerns, and solving debt capital markets problems. He has invested in and managed portfolios of mortgage-backed securities, asset-backed securities, and other fixed income products. Mr. Parsons was a Senior Advisor in the Risk Advisory group at Moelis & Company (NYSE: MC) from late 2010 until his retirement in early 2021. Prior to that, he was with Goldman Sachs (NYSE: GS) and C-BASS LLC (then an affiliate of MGIC Investment Corporation (NYSE: MTG) and Radian (NYSE: RDN)). He holds an MS in Economics from Purdue University, and a BA in Economics and Finance from University of Northern Iowa.
We believe that Mr. Parsons’s extensive experience in the mortgage and specialty finance sector qualifies him to serve on the Board.

Michael Peck. Mr. Peck has served as one of our directors since September 2020. Since 2012, Mr. Peck has served as President and Co-Chief Investment Officer of Vivaldi Holdings, LLC, the parent company of Vivaldi Capital Management, LLC, a wealth and asset management firm. At Vivaldi, Mr. Peck is responsible for all portfolio management as well as creating and implementing the strategic vision of the firm. Prior to Vivaldi, Mr. Peck was a Portfolio Manager at Coe Capital Management, a Chicago-based registered investment adviser and also a Financial Analyst and Risk Manager for Bond Companies. Mr. Peck holds a B.S. in Accounting from Lehigh University and an M.S. in Finance and an M.B.A. in both Finance and Real Estate from DePaul University. He also holds the Chartered Financial Analyst designation.
We believe that Mr. Peck’s extensive experience in the asset management sector qualifies him to serve on the Board.
Vikram Shankar. Mr. Shankar has served as one of our directors since September 2020. From March 2010 until July 2020, Mr. Shankar was a managing director at Davidson Kempner Capital Management LP, a global institutional alternative investment management firm. In this role, he led and oversaw the firm’s investments across U.S. structured credit, including residential mortgage credit. Prior to joining Davidson Kempner Capital Management LP, Mr. Shankar was an Associate at Morgan Stanley, where he was part of a portfolio management team overseeing structured credit investments. Mr. Shankar holds a B.S. from Georgetown University. He also holds the Chartered Financial Analyst designation.
We believe that Mr. Shankar’s extensive experience in residential mortgage credit qualifies him to serve on the Board. Pursuant to the shareholder rights agreement among the Company, our Manager and Xylem Finance LLC (the “DK Investor”), an affiliate of Davidson Kempner Capital Management LP (the “DK shareholder rights agreement” and, together with the MS shareholder rights agreement, the “Shareholder Rights Agreements”), Mr. Shankar is the designee of the DK Investor to the Board. Pursuant to the DK Shareholder Rights Agreement, the DK Investor is currently entitled to designate one nominee for election to the Board, subject to certain limitations. For more information, see “—Shareholder Rights Agreements.”
Background and Experience of Directors

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on each person’s background and experience as reflected in the information disclosed in each of the directors’ individual biographies set forth above. The Board believes that the director nominees provide an appropriate mix of experience, qualifications, attributes and skills relevant to our business. In particular, the Board considered the following important characteristics, among others, with respect to each director:
•Mr. Fierman—his familiarity with our operations, and his extensive experience in mortgage lending.
•Mr. Cummings—his extensive experience in credit investments.
•Mr. Jones—his broad experience in the real estate industry, as an attorney and as a chief investment officer and chief administrative officer.
•Ms. Jurinich—her experience as an investment professional, including evaluating investment opportunities.
•Mr. Minami—his experience in real estate and portfolio management.
•Mr. Morgan—his experience in the financial markets as well as his portfolio management experience.
•Mr. Parsons—his experience in the mortgage and specialty finance sector.
•Mr. Peck—his extensive experience in the asset management sector.
•Mr. Shankar—his extensive experience in residential mortgage credit.
Family Relationships

There are no family relationships among any of our directors or executive officers.

Shareholder Rights Agreements

Concurrent with our IPO, we and our Manager entered into separate shareholder rights agreements with each of the MS Investor and the DK Investor. Pursuant to the MS shareholder rights agreement, the MS Investor, subject to certain limitations, has the right to designate one nominee for election to the Board for so long as the MS Investor and its affiliates beneficially own, in the aggregate, shares of our common stock representing at least 10% of the shares of our common stock then outstanding (excluding shares of our common stock that are subject to issuance upon the exercise or exchange of rights of conversion, or any options, warrants or other rights to acquire shares of our common stock). Furthermore, pursuant to the DK shareholder rights agreement, the DK Investor, subject to certain limitations, has the right to designate one nominee for election to the Board for so long as the DK Investor and its affiliates (1) maintain beneficial ownership of shares of our common stock equal to at least 10% of the shares of our common stock then outstanding or (2) are one of the largest three (3) beneficial owners of shares of our common stock and maintain beneficial ownership, in the aggregate, of shares of our common stock equal to at least 7% of the shares of our common stock then outstanding. For purposes of the ownership requirements in the DK shareholder rights agreement, shares of our common stock that are subject to issuance upon the exercise or exchange of rights of conversion, or any options, warrants or other rights to acquire shares, will not be counted as outstanding.
Director Independence

After reviewing all relevant relationships and considering the NYSE requirements for independence, the Board has determined that Messrs. Jones, Minami, Morgan and Parsons and Ms. Jurinich are each an “independent director” as such term is defined by the applicable rules and regulations of the NYSE.
Ms. Nancy Davis served as one of our directors during part of our last completed fiscal year from the completion of our IPO in June 2021 until Ms. Davis’ resignation in November 2021. The Board previously determined that Ms. Davis was an “independent director” as such term is defined by the applicable rules and regulations of the NYSE.
Stockholder Nominations

Stockholders may nominate directors for election at an annual meeting. A stockholder who desires to nominate a prospective nominee for the Board should notify the General Counsel and Secretary of the Company at 3344 Peachtree Road NE, Suite 1725, Atlanta, Georgia 30326. As set forth in the Company’s bylaws, the deadline for submission of stockholder nominations is not less than 120 calendar days nor more than 150 calendar days prior to the first anniversary of the date of the Company’s proxy statement that was released to stockholders in connection with the previous year’s annual meeting. The procedures for director nominations are set forth in our current bylaws and are summarized in the section titled “Stockholder Proposals for 2023 Annual Meeting” below. Our Nominating and Corporate Governance Committee will consider and evaluate persons recommended by stockholders in the same manner as it considers and evaluates other potential nominees. Our Nominating and Corporate Governance Committee also takes into consideration any written arrangements for director nominations to which the Company is a party, including the Shareholder Rights Agreements. For more information about the Shareholder Rights Agreements, see “—Shareholder Rights Agreements.”
Directors’ Attendance at Annual Meetings

Pursuant to our Corporate Governance Guidelines, members of the Board are expected to attend our annual meeting of stockholders. A director who is unable to attend our annual meeting of stockholders is expected to notify the chairperson of the Board. We expect that our directors will attend our annual meetings of stockholders, absent a valid reason for not doing so.
Board Leadership Structure

The Board currently consists of nine members, each of whom is serving for a term expiring at the Annual Meeting and when his or her successor is duly elected and qualifies.
Other than pursuant to our Corporate Governance Guidelines, which do not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer, the Board has no fixed policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board retains the discretion to determine, at any time, whether to combine or separate the positions as it deems to be in the best interests of the Company. However, the Board currently believes that separating the positions of Chief Executive Officer and Chairman is an integral part of effective corporate governance and management of the Company and is the best structure for the Company at this time because it improves the ability of the Board to exercise its oversight role by having a director who is not an officer to serve in the role of Chairman.

Board Executive Sessions

The independent members of the Board meet in executive session without management present at the conclusion of each regular Board meeting.
Board of Directors’ Role in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. The Board administers this oversight function directly, with support from its four standing committees, our Audit Committee, our Compensation Committee, our Nominating and Corporate Governance Committee and our Affiliated Transactions Committee, each of which addresses risks specific to its respective areas of oversight. In particular, as more fully described below, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our Manager has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our Corporate Governance Guidelines, including whether our Corporate Governance Guidelines are successful in preventing illegal or improper liability-creating conduct. Our Affiliated Transactions Committee must approve, among other related party transactions, the pricing of our acquisition of any non-qualified residential mortgage (“non-QM”) loans and any other target assets we acquire from Angel Oak Mortgage Lending or other affiliate of our Manager.
Committees and Meetings of the Board

During the year ended December 31, 2021, the Board met seven (7) times. No incumbent director attended fewer than 75% of the total number of Board meetings and committee meetings on which he or she served that were held during the year ended December 31, 2021 and that were held while such person was a director of the Company or member of such committee. The Board has four standing committees: our Audit Committee, our Compensation Committee, our Nominating and Corporate Governance Committee and our Affiliated Transactions Committee. The charters for our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee are available on our investor relations website at https://ir.angeloakreit.com. The Board may establish other committees as it deems necessary or appropriate from time to time.
Audit Committee
The Board has adopted an Audit Committee charter, which defines our Audit Committee’s principal functions, including oversight related to:
•our financial reporting, auditing and internal control activities, including the integrity of our financial statements;
•our compliance with legal and regulatory requirements;
•our independent registered public accounting firm’s qualifications and independence;
•the performance of our internal audit function and independent registered public accounting firm; and
•our overall risk exposure and management.
Our Audit Committee is also responsible for engaging our independent registered public accounting firm, reviewing with our independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by our independent registered public accounting firm, reviewing the independence and qualifications of our independent registered public accounting firm, considering the range of audit and non-audit fees earned by our independent registered public accounting firm and reviewing the adequacy of our internal accounting controls. Our Audit Committee also prepares the audit committee report required by SEC regulations to be included in our annual report or proxy statement.
During the year ended December 31, 2021, our Audit Committee met four (4) times. Our Audit Committee is composed of Messrs. Minami and Parsons and Ms. Jurinich. Mr. Minami serves as chair of our Audit Committee. The Board has determined that (i) Mr. Minami qualifies as an “audit committee financial expert” as such term has been defined by the SEC in Item 407(d)(5) of Regulation S-K, and (ii) each member of our Audit Committee is “financially literate” as that term is defined by NYSE listing standards and meets the definition for “independence”

for the purposes of serving on our Audit Committee under NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Compensation Committee
The Board has adopted a Compensation Committee charter, which defines our Compensation Committee’s principal functions to include:
•reviewing the management agreement among us, our operating partnership and our Manager (our “Management Agreement”) on an annual basis and the compensation and fees payable to our Manager under our Management Agreement and evaluating the performance of our Manager;
•reviewing and evaluating annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and determining and approving the Chief Executive Officer’s compensation, if any;
•reviewing and overseeing management’s annual process for evaluating the performance of our executive officers and reviewing and approving on an annual basis the compensation of our executive officers, if applicable;
•reviewing and approving the amount of any wages, salaries and benefits paid or reimbursed with respect to our dedicated Chief Financial Officer and Treasurer, our Chief Executive Officer and President, dedicating a majority of his or her time to us, and any other fully or partially dedicated executive officer that our Manager provides to us;
•overseeing the annual review of our compensation plans, including our 2021 Equity Incentive Plan (as defined below);
•assessing and monitoring whether any of our compensation policies and programs has the potential to encourage excessive risk-taking;
•assisting the Board and the Chairman in overseeing the development of executive succession plans; and
•determining from time to time the compensation for our independent directors.
Our Compensation Committee is provided the resources and authority appropriate to discharge its duties and responsibilities, including the sole authority to retain, on terms it deems appropriate, legal counsel and other experts, consultants or advisers as it deems appropriate, without obtaining the approval of the Board. Our Compensation Committee has the sole authority to select and retain a compensation consultant to assist in the evaluation of Chief Executive Officer compensation, if any. Our Compensation Committee may form subcommittees consisting of one or more members for any purpose that our Compensation Committee deems appropriate and may delegate to such subcommittees such power and authority as our Compensation Committee deems appropriate; provided, however, that our Compensation Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by our Compensation Committee as a whole.
During the year ended December 31, 2021, our Compensation Committee met one (1) time. On January 24, 2022, our Compensation Committee was reconstituted to include Mr. Morgan, with Mr. Morgan serving as chair, following the resignation of Ms. Nancy Davis from the Board and our Compensation Committee and Nominating and Corporate Governance Committee on November 12, 2021. Ms. Nancy Davis, prior to her resignation, served as chair of our Compensation Committee. Our Compensation Committee is currently composed of Messrs. Morgan, Jones and Parsons, and Mr. Morgan currently serves as chair of our Compensation Committee. The Board has determined that each member of our Compensation Committee meets (or, in the case of Ms. Davis, met) the definition for “independence” for the purpose of serving on our Compensation Committee under applicable rules of the NYSE and each member of our Compensation Committee meets (or, in the case of Ms. Davis, met) the definition of a “non-employee director” for the purpose of serving on our Compensation Committee under Rule 16b-3 of the Exchange Act.
Nominating and Corporate Governance Committee
The Board has adopted a Nominating and Corporate Governance Committee charter, which defines our Nominating and Corporate Governance Committee’s principal functions, to include:

•providing counsel to the Board with respect to the organization, function and composition of the Board and its committees;
•overseeing the self-evaluation of the Board and the Board’s evaluation of management;
•periodically reviewing and, if appropriate, recommending to the Board changes to, our corporate governance policies and procedures, and monitoring the effectiveness of such policies, including whether such policies and procedures are successful in preventing illegal or improper liability-creating conduct; and
•identifying and recommending to the Board potential director candidates for nomination.
During the year ended December 31, 2021, our Nominating and Corporate Governance Committee met one (1) time. On January 24, 2022, our Nominating and Corporate Governance Committee was reconstituted to include Mr. Morgan following the resignation of Ms. Nancy Davis from the Board and our Nominating and Corporate Governance Committee and Compensation Committee on November 12, 2021. Our Nominating and Corporate Governance Committee is currently comprised of Messrs. Jones and Morgan and Ms. Jurinich. Mr. Jones serves as chair of our Nominating and Corporate Governance Committee. The Board has determined that each member of our Nominating and Corporate Governance Committee meets (or, in the case of Ms. Davis, met) the definition of independence under NYSE listing standards.
Subject to the requirements of the Shareholder Rights Agreements, our Nominating and Corporate Governance Committee considers candidates for director suggested by its members, as well as by management and stockholders, if such candidates meet our Nominating and Corporate Governance Committee’s criteria for Board membership, evaluating them in the same manner in which our Nominating and Corporate Governance Committee evaluates other candidates. Such recommendations should be made in writing to our Nominating and Corporate Governance Committee or the General Counsel and Secretary of the Company and should include a description of the qualifications of the proposed candidate.
Our Nominating and Corporate Governance Committee has the authority and right to retain a search firm to identify or evaluate potential nominees if it so desires.
In evaluating candidates to serve on the Board, our Nominating and Corporate Governance Committee’s objective is to select individuals with skills and experience that can assist the Company and the Board in achieving their objectives. Our Nominating and Corporate Governance Committee considers (i) the listing standards of the NYSE and any other applicable law, regulation or rule and (ii) all other factors it considers appropriate, which may include the Company’s business environment, educational and professional background, analytical ability, independence, diversity of experience, viewpoints and backgrounds, willingness to devote adequate time to Board duties and ability to act in and represent the balanced best interests of the Company and its stockholders as a whole, rather than special constituencies. Though neither the Board nor our Nominating and Corporate Governance Committee has a formal policy concerning diversity, the Board values diversity on the Board, believes diversity should be considered in the director identification and nominating process, and seeks director nominees that have a diverse range of views, backgrounds and leadership, as well as business experience. Our Nominating and Corporate Governance Committee also considers the extent to which the candidate would fill a present need on the Board.
Once our Nominating and Corporate Governance Committee has identified a prospective nominee, our Nominating and Corporate Governance Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on the information provided to our Nominating and Corporate Governance Committee with the nomination of the prospective candidate, as well as our Nominating and Corporate Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the nomination or others.
As described above under “—Shareholder Rights Agreements,” each of the MS Investor and the DK Investor has the right to designate one nominee for election to the Board, subject to certain limitations. Pursuant to these Shareholder Rights Agreements and each of the MS Investor’s and DK Investor’s respective ownership levels, Mr. Cummings was nominated by the MS Investor and Mr. Shankar was nominated by the DK Investor. Mr. Peck was identified and recommended by the Vivaldi Investor (as defined below) to be considered as a nominee to serve on the Board. Each of Mr. Fierman, Mr. Jones, Ms. Jurinich, Mr. Minami, Mr. Morgan, and Mr. Parsons were identified and recommended by our Manager and/or Board members to be considered as nominees to serve on the Board. Each of the foregoing director nominees was evaluated in accordance with our standard review process for director candidates in connection with their initial appointment and their nomination for election or re-election, as applicable, at the Annual Meeting.

Affiliated Transactions Committee

During the year ended December 31, 2021, our Affiliated Transactions Committee met eight (8) times. Our Affiliated Transactions Committee is comprised of Messrs. Parsons, Jones and Minami, with Mr. Parsons serving as its chair. Our Affiliated Transactions Committee must approve, among other related party transactions, the pricing of our acquisition of any non-QM loans and any other target assets we acquire from Angel Oak Mortgage Lending or other affiliate of our Manager. Our Affiliated Transactions Committee also reviews and considers the approval of any other related party transaction pursuant to our Related Party Transactions Policy. For more information on our Related Party Transactions Policy, see “Certain Relationships and Related Party Transactions—Related Party Transaction Policies.”

Each member of our Affiliated Transactions Committee is qualified to serve on our Affiliated Transactions Committee pursuant to the independence requirements of the NYSE and any additional requirements that the Board deems appropriate. Determinations as to whether a particular director satisfies the requirements for membership on our Affiliated Transactions Committee shall be made by the Board. Our Affiliated Transactions Committee has the resources and authority appropriate to discharge its duties and responsibilities, including the authority to obtain advice and assistance from internal and external legal and other advisors as it deems necessary or appropriate, including the authority to approve the fees payable to such counsel or advisors and retention terms, without obtaining the approval of the Board or management.

Corporate Governance Guidelines and Code of Conduct

The Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees and all officers and employees of our Manager who provide services to us. The current versions of these corporate governance documents are available free of charge on the Company’s investor relations website at http://ir.angeloakreit.com and in print to any stockholder who requests copies by contacting the Company at 3344 Peachtree Road NE, Suite 1725, Atlanta, Georgia 30326, Attention: General Counsel and Secretary.
Hedging and Other Transactions Prohibited

Per our Insider Trading Policy, our directors, officers and employees (if any) are prohibited from engaging in hedging or monetization transactions or similar arrangements with respect to our securities, including the purchase or sale of puts or calls or the use of any other derivative instruments. In addition, our directors, officers and employees (if any) may not, under any circumstances, trade options for, or sell “short,” our securities.

Director Compensation

Management engaged FPL Associates, an independent compensation consultant, to assist in the evaluation of our post-IPO non-employee director compensation program. Directors employed by us or our Manager, and directors designated pursuant to the terms of our agreements with the MS Investor, the DK Investor, or VPIP AO MF LLC (the “Vivaldi Investor”), an affiliate of Vivaldi Capital Management, LLC, are not entitled to receive compensation for their services as a director and, accordingly, Mr. Fierman, who is employed by our Manager, and Messrs. Cummings, Peck, and Shankar and Mr. Murtaza Ali (who resigned as a director in connection with our IPO) did not receive separate compensation for their services to us as directors during 2021.
Under our post-IPO non-employee director compensation program, each of our independent directors is entitled to receive, as compensation for services as a director, an annual cash retainer of $70,000, with an additional $20,000 in compensation for members of the Affiliated Transactions Committee excepting the Chair who receives an additional $30,000 as further described below. Directors have the option to receive all or a portion of their annual cash retainer in the form of equity awards. In addition, our independent directors, with respect to each year following the year ended December 31, 2021, are currently expected to receive an annual equity award in the form of restricted stock with a fair value of $80,000, which will vest on the one year anniversary of the grant date, subject to such director’s continued service through such date. The chair of each of our Audit Committee, our Compensation Committee, our Nominating and Corporate Governance Committee and our Affiliated Transactions Committee is entitled to receive an additional annual cash retainer of $20,000, $15,000, $10,000 and $30,000, respectively. All members of the Board are entitled to be reimbursed for their reasonable costs and expenses incurred in attending Board and committee meetings.

2021 Director Compensation Table
The following table shows the compensation earned by our directors for services during 2021:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Michael Fierman (2)	$—	$299,991	$299,991
Edward Cummings	$—	$—	$—
Michael Peck	$—	$—	$—
Vikram Shankar	$—	$—	$—
Murtaza Ali (3)	$—	$—	$—
Craig Jones	$55,175	$129,998	$185,173
Christine Jurinich	$68,600	$129,998	$198,598
W.D. (Denny) Minami	$52,877	$80,009	$132,886
Jonathan Morgan (4)	$—	$—	$—
Landon Parsons (5)	$37,206	$80,009	$117,215
Nancy Davis (6)	$32,000	$—	$32,000

(1)    All stock award amounts in this column reflect the aggregate fair value on the grant date computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value was calculated based on the number of shares subject to the award multiplied by the IPO price on the date of grant. As of December 31, 2021, each of Mr. Fierman, Mr. Cummings, Mr. Peck, Mr. Shankar, Mr. Ali, Mr. Jones, Ms. Jurinich, Mr. Minami, Mr. Morgan, Mr. Parsons and Ms. Davis had 15,789, 0, 0, 0, 0, 6,842, 6,842, 4,211, 0, 4,211, and 0 shares of unvested restricted stock outstanding, respectively.
(2)    Mr. Fierman, in his capacity as an executive officer of our Manager, received an equity grant in the form of restricted stock during 2021. Mr. Fierman is not entitled to receive compensation as a director from us.
(3)    Mr. Ali resigned from the Board in June 2021 in connection with our IPO.
(4)    Mr. Morgan joined the Board in January 2022 and did not receive any compensation for his services on the Board during 2021.
(5)    Mr. Parsons elected to be paid his third quarter 2021 Board compensation (representing $19,562) in common stock, rather than cash, with 1,155 shares issued to Mr. Parsons on September 30, 2021 (based on the closing price of our common stock on such date). The fair value of these shares was determined based on the number of such shares issued multiplied by the closing price of our common stock on the date of issuance. This amount is included in “Fees Earned or Paid in Cash,” above.
(6)    Ms. Davis resigned from the Board in November 2021. Due to Ms. Davis’ resignation, Ms. Davis forfeited 4,211 shares of unvested restricted stock.

EXECUTIVE OFFICERS
Set forth below is biographical information with respect to each current executive officer of the Company.
Robert Williams, age 62. Mr. Williams has served as our Chief Executive Officer and President since August 2019. Mr. Williams has also served as Managing Director of Angel Oak Capital since January 2018 and as the Chief Executive Officer of our Manager since August 2019. Mr. Williams has 30 years’ experience as a finance professional holding various corporate leadership roles in banking, investment banking, mortgage banking, and the energy sector for both national and international organizations. Prior to becoming our Chief Executive Officer and President, Mr. Williams was the Chief Financial Officer and Treasurer of New Residential Investment Corp. (NYSE: NRZ) and a Managing Director of FIG LLC, the external manager of New Residential Investment Corp. and an affiliate of Fortress Investment Group LLC, from February 2013 until November 2013. Prior to New Residential Investment Corp., Mr. Williams was Vice President at Occidental Petroleum Corporation from April 2009 until December 2012. Mr. Williams previously served as Treasurer of Washington Mutual Inc. from February 2005 until October 2008 and as President of Washington Mutual Inc. from October 2008 until May 2012. Prior to joining Washington Mutual Inc., Mr. Williams was a Senior Vice President with SunTrust Banks, Inc. and served in multiple capacities from January 1985 until January 2005, where he was head of fixed income trading and research, and managed a team that handled all treasury capital market functions such as investment portfolio, funding, and capital management. Mr. Williams holds a B.S. from Clemson University and an MBA from Furman University. Additionally, he holds a Chartered Financial Analyst designation.
Brandon Filson, age 42. Mr. Filson has served as our Chief Financial Officer since June 2018 and as our Treasurer since August 2019 and is responsible for the oversight of our finance and accounting activities. Mr. Filson has also served as Chief Financial Officer, REIT of Angel Oak Capital since April 2018. Mr. Filson has over 15 years of experience in accounting and financial roles. Prior to joining us, from April 2013 to April 2018, Mr. Filson was the Vice President and Real Estate Controller of iStar Inc. (NYSE: STAR) and Safehold Inc. (NYSE: SAFE), formerly Safety, Income and Growth, Inc., both publicly-traded REITs. Mr. Filson worked in the financial services assurance practices of Grant Thornton LLP from January 2008 to April 2013 and of KPMG LLP from July 2006 to January 2008. Mr. Filson holds a MAcc and a B.B.A. in Accounting from the University of Georgia. Mr. Filson is a Certified Public Accountant.
Dory Black, age 46. Ms. Black has served as our General Counsel and Secretary since March 2018. Ms. Black has also served as the General Counsel of Angel Oak Capital since 2014 and is responsible for all legal and compliance affairs. Previously, from 2003 to 2014, Ms. Black served as the Vice President and Associate General Counsel at GE Asset Management. Prior to GE Asset Management, from 2001 to 2003, Ms. Black worked at Dewey Ballantine LLP, where she represented private equity investors and pension funds making equity investments in various operating companies. Ms. Black has extensive experience in a variety of areas relating to the investment management business, including drafting and negotiating investment management agreements, forming U.S. and offshore investment funds, and advising on regulatory issues in the United States and in foreign jurisdictions. Ms. Black holds a B.A. in English Literature from Brandeis University and earned a J.D., with Honors, from Emory University’s School of Law graduating cum laude with High Honors.

EXECUTIVE COMPENSATION
Overview
The following is a discussion and analysis of compensation arrangements of our named executive officers. Because we qualify as a “smaller reporting company” under the SEC rules, we have elected to prepare this Proxy Statement and other annual and periodic reports as a “smaller reporting company” consistent with rules of the SEC. Under the scaled disclosure obligations, we are not required to provide, among other things, a Compensation Discussion and Analysis and certain other tabular and narrative disclosures relating to executive compensation.
The following individuals were our named executive officers as of December 31, 2021:

•	Robert Williams, Chief Executive Officer and President;
•	Brandon Filson, Chief Financial Officer and Treasurer; and
•	Dory Black, General Counsel and Secretary.

Compensation of Named Executive Officers
None of our named executive officers are employees of the Company. We do not have any employees, and we are managed by our Manager, pursuant to our Management Agreement. Our Manager is an affiliate of Angel Oak Capital. Mr Williams and Mr. Filson are employees of our Manager, and Ms. Black is an employee of an affiliate of Angel Oak Capital. Angel Oak makes Ms. Black’s services available to our Manager, and our Manager provides the services of our named executive officers to us pursuant to our Management Agreement.
Because our Management Agreement provides that our Manager is responsible for managing our affairs, our named executive officers, who are employees of Angel Oak, including our Manager, do not receive cash compensation from us for serving as our officers and our Manager is responsible for all costs incident to the performance of its duties under our Management Agreement, including compensation of our Manager’s officers and employees. Our named executive officers may receive equity compensation under our 2021 Equity Incentive Plan. In their capacities as officers or employees of Angel Oak, including our Manager, other than those that may be dedicated or partially dedicated to us, such officers or employees will be required to devote as much time to us as our Manager deems necessary and appropriate commensurate with the level of our activity. Our Management Agreement requires our Manager to provide us with a dedicated Chief Financial Officer and Treasurer and a Chief Executive Officer and President (who dedicates a substantial majority of his business time to us). Our Manager is entitled to reimbursement for costs of the wages, salaries and benefits incurred by our Manager for our dedicated Chief Financial Officer and Treasurer and a proportionate amount of the costs of the wages, salaries and benefits of our Chief Executive Officer and President (who dedicates a substantial majority of his business time to us) based on the percentage of his business time spent on our matters, subject to the approval of our Compensation Committee, and other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance, and other non-investment personnel of our Manager or its affiliates who spend all or a portion of their time managing our affairs (our share of such costs is based on the percentage of time devoted by such personnel to our and our subsidiaries’ affairs). The amount of any wages, salaries and benefits paid or reimbursed with respect to our dedicated Chief Financial Officer and Treasurer and our Chief Executive Officer and President (who dedicates a substantial majority of his business time to us) is subject to the approval of our Compensation Committee.
Equity-Based Compensation

In the discretion of the Board or our Compensation Committee, we may also grant equity-based awards pursuant to our 2021 Equity Incentive Plan to (1) our directors, officers, employees, and consultants and (2) our Manager and the members, directors, trustees, officers, and employees of our Manager or its affiliates and other entities that provide services to us and the employees of such entities. Our 2021 Equity Incentive Plan provides for the grant of equity-based awards relating to our common stock, including options to purchase shares of common stock, stock appreciation rights, restricted stock, restricted stock units, performance awards, LTIP Units (as defined in our 2021 Equity Incentive Plan), and other stock-based awards (including unrestricted shares). These awards are intended to align the recipients’ interests with those of our stockholders. The Board or our Compensation Committee determines the types and amounts of any equity-based compensation awards to be granted to our named executive officers under our 2021 Equity Incentive Plan. This determination is based on a number of factors, including but not limited to, the financial performance of the Company during the previous fiscal year, risk management policies of the Company, progress towards achieving the Company’s strategic goals, growth in assets, the performance of our common stock, the performance of each named executive officer, and market conditions. In June 2021, in connection with our IPO, the Board made grants of restricted stock to our named executive officers pursuant to our 2021 Equity Incentive Plan; this decision was based on the process and factors described above, but was also informed by discussions with our independent compensation consultant, FPL Associates. Management retained FPL Associates, an independent compensation consultant, to help advise on our post-IPO equity compensation program.
2021 Summary Compensation Table
The following table provides information regarding compensation earned by our named executive officers for the year ended December 31, 2021 and, to the extent required by SEC disclosure rules, December 31, 2020. As noted above, none of our named executive officers are our employees and we did not directly pay any cash compensation to the named executive officers for service during the fiscal period shown. The cash amounts shown include the amounts of their compensation paid by the Manager or Angel Oak for which we reimbursed the Manager or Angel Oak for such services.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Robert Williams Chief Executive Officer and President	2021	$551,042	$—	$3,749,973	$—	$4,301,015

Brandon Filson Chief Financial and Treasurer	2021	$317,708	$390,625	$1,874,996	$—	$2,583,329
	2020	$250,000	$227,000	$—	$—	$477,000

Dory Black General Counsel	2021	$100,000	$110,000	$1,100,005	$—	$1,310,005
_____________________________________________
(1)    All stock award amounts in this column reflect the aggregate fair value on the grant date computed in accordance with FASB ASC Topic 718. The grant date fair value was calculated based on the number of shares subject to the award multiplied by the IPO price, as the shares were granted on the date of the IPO.

Outstanding Equity Awards at 2021 Fiscal Year End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Robert Williams	197,367	$3,232,871
Brandon Filson	98,684	$1,616,444
Dory Black	57,895	$948,320

(1)    Amounts reported in this column represent shares of restricted stock granted to our named executive officers on June 21, 2021 and which vest in three equal annual installments commencing on the one-year anniversary of the date of grant, subject to the named executive officer’s continued employment through such date and accelerated vesting in the event of the named executive officer’s death or disability.
(2)    Market value is based on our closing share price on December 31, 2021 of $16.38 per share.

Severance; Change in Control
Severance Policy
In connection with our IPO, the Company adopted the Executive Severance and Change of Control Policy (the “Severance Policy”), pursuant to which Messrs. Williams and Filson will be entitled to severance benefits upon a qualifying termination of employment. Under the Severance Policy, upon a termination of employment by us without “cause” or by the executive officer for “good reason,” then, subject to such executive officer’s execution of a general release of claims in favor of us (a “Release”) and continued compliance with non-competition, non-solicitation and non-disparagement covenants, Messrs. Williams and Filson will be entitled to receive: (i) an amount equal to (A) 2.0 (the “Severance Multiple”), multiplied by (B) the sum of (1) such executive officer’s annual base salary and (2) such executive officer’s average cash performance bonus paid for the three most recent years (or such lesser period for which the executive officer has been eligible to receive a cash performance bonus, or, if such executive officer was not eligible to receive a cash performance bonus in prior years, the executive officer’s target annual cash performance bonus) (the “Severance Bonus”); (ii) medical benefits comparable to our other executive officers for a number of years equal to the Severance Multiple; (iii) the accelerated vesting of any then-unvested time-based equity awards; and (iv) the pro-rata vesting of any then-unvested performance-based equity awards, based on actual achievement at the end of the performance period.
Upon a termination of employment by us without cause or by the executive officer for good reason, in each case, within 12 months following a “change of control,” then, subject to such executive officer’s execution of a Release and continued compliance with non-competition, non-solicitation and non-disparagement covenants, Messrs. Williams and Filson will be entitled to receive: (i) an amount equal to (A) 3.0 (the “CIC Severance Multiple”), multiplied by (B) the sum of (1) such executive officer’s annual base salary and (2) such executive officer’s Severance Bonus); (ii) medical benefits comparable to our other executive officers for a number of years equal to the CIC Severance Multiple; (iii) the accelerated vesting of any then-unvested time-based equity awards; and (iv) the pro-rata vesting of any then-unvested performance-based equity awards, based on actual achievement at the end of the performance period.
Under the Severance Policy, upon the termination of an executive officer’s employment due to death or disability, such executive officer will be entitled to receive (i) a pro-rated annual cash bonus for the year in which such termination occurs, (ii) the accelerated vesting of any then-unvested time-based equity awards, and (iii) the pro-rata vesting of any then-unvested performance-based equity awards, based on actual achievement at the end of the performance period.
2021 Equity Incentive Plan
Subject to the terms of the applicable award agreement, upon a “change in control” (as defined in our 2021 Equity Incentive Plan), the Board may, in its discretion, determine whether some or all outstanding options and stock appreciation rights will become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding awards will lapse in full or in part and whether the performance measures applicable to some or all outstanding awards will be deemed to be satisfied. The Board may further require that stock of the entity resulting from such a change in control, or a parent thereof, or other property be substituted for some or all of the shares of our common stock and/or OP units subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to us by the holder and be immediately cancelled by us in exchange for a cash payment, shares of stock of the entity resulting from or succeeding us or a combination of both cash and such shares of stock or other property. In addition, if awards under our 2021 Equity Incentive Plan are not assumed, continued or substituted in connection with such change in control, any then unvested and outstanding awards shall immediately and automatically become fully vested, exercisable and free of transfer restrictions. Our Compensation Committee may also make additional adjustments and/or settlements of outstanding awards as it deems appropriate and consistent with the purposes of our 2021 Equity Incentive Plan.

Securities Authorized for Issuance Under Equity Compensation Plans
Prior to the consummation of our IPO, our 2021 Equity Incentive Plan was adopted by the Board and approved by Angel Oak Mortgage Fund (as defined below), which was our sole common stockholder at the time. The maximum number of shares of our common stock and/or OP units reserved for issuance under our 2021 Equity Incentive Plan is 2,125,000 shares/OP units, subject to adjustment upon the occurrence of certain adjustment events. The following table summarizes information, as of December 31, 2021, relating to our equity compensation plans pursuant to which shares of our common stock or other equity-based awards may be granted from time to time:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted- average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	—	—	1,654,372
Equity compensation plans not approved by security holders (2)	—	—	—
Total	—	—	1,654,372

(1) The number of securities remaining available for future issuance consists of an aggregate of 1,654,732 shares/OP units issuable under our 2021 Equity Incentive Plan. Awards under our 2021 Equity Incentive Plan may include options to purchase shares of common stock, stock appreciation rights, restricted stock, restricted stock units, performance awards, LTIP Units (as defined in our 2021 Equity Incentive Plan), and other stock-based awards (including unrestricted shares). During the year ended December 31, 2021, 473,684 shares of restricted stock were granted under our 2021 Equity Incentive Plan, 1,155 were issued to Mr. Parsons as compensation for his services as a non-employee director in Q3 2021, and 4,211 shares were forfeited and returned to the 2021 Equity Incentive Plan.

(2) All of our equity compensation plans have been approved by security holders.

REPORT OF OUR AUDIT COMMITTEE

In connection with its function to oversee and monitor the Company’s financial reporting process, our Audit Committee has (1) reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2021; (2) discussed with KPMG LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; (3) received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with our Audit Committee concerning independence; and (4) has discussed with KPMG LLP its independence, and considered whether the provision of non-audit services to the Company was compatible with such independence. Based on the reviews and discussions referred to above, our Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2021 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.
Members of the Audit Committee

W.D. (Denny) Minami, Chair
Christine Jurinich
Landon Parsons

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Pre-IPO Management Agreement
On September 18, 2018, we and Angel Oak Mortgage Fund, LP (“Angel Oak Mortgage Fund”), a private investment fund formed in February 2018 that, prior to the completion of our IPO, owned all of the common stock of Angel Oak Mortgage, Inc., entered into a management agreement with our Manager (the “pre-IPO management agreement”). Pursuant to the pre-IPO management agreement, our Manager was entitled to receive a management fee equal to 0.375% (1.50% per annum) of the Actively Invested Capital of the limited partners in Angel Oak Mortgage Fund (as defined in the limited partnership agreement of Angel Oak Mortgage Fund). Upon the completion of our IPO, the pre-IPO management agreement terminated and we entered into our Management Agreement with our Manager.
Management Agreement
On June 21, 2021, we and our operating partnership entered into our current Management Agreement with our Manager. Pursuant to our Management Agreement, our Manager is required to manage our business affairs in conformity with the investment guidelines that are approved and monitored by the Board. Our Manager is subject to the supervision and oversight of the Board, the terms and conditions of our Management Agreement and such further limitations or parameters as may be imposed from time to time by the Board. Our Manager is responsible for: (1) the identification, selection, purchase and sale of all of our investments; (2) our financing and risk management activities; (3) providing us with investment advisory services; and (4) providing us with a management team and appropriate personnel. In addition, our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations, including our investments and their financing, as may be necessary or appropriate.
On June 21, 2021, we completed our IPO, issuing 7,200,000 shares of common stock at an initial public offering price of $19.00 per share for total proceeds of approximately $136.8 million, excluding the underwriting discounts and commissions and offering expenses of our IPO, each of which was paid by Angel Oak Capital. Such underwriting discounts and commissions were $8.2 million. Angel Oak Capital also agreed to pay all of our expenses incurred in connection with our IPO. Such expenses were $4.4 million.
During the years ended December 31, 2021 and 2020, we paid an aggregate of approximately $4.0 million and $3.4 million, respectively, of management fees to our Manager pursuant to the pre-IPO Management Agreement and our Management Agreement, as the case may be. In addition, during the years ended December 31, 2021 and 2020, we reimbursed our Manager for an aggregate of approximately $2.1 million and $1.8 million, respectively, of expenses incurred on our behalf pursuant to the pre-IPO Management Agreement and our Management Agreement, as the case may be. During the years ended December 31, 2021 and 2020, our Manager did not earn an incentive fee.

Term and Termination
Our Management Agreement may be amended or modified by agreement between us and our Manager. The initial term of our Management Agreement will expire on June 21, 2024, which is the third anniversary of the completion of our IPO, and will be automatically renewed for a one-year term on each anniversary date thereafter unless terminated as described below. Our Management Agreement does not limit the number of renewal terms. However, our independent directors will review our Manager's performance and the management fees annually and, following the initial term, our Management Agreement may be terminated annually by us without cause upon the affirmative vote of at least two-thirds of our independent directors based upon (1) unsatisfactory performance by our Manager that is materially detrimental to us, or (2) the determination that the compensation payable to our Manager under our Management Agreement is not fair (any such termination, a “termination without cause”), subject to our Manager’s right to prevent termination based on unfair compensation by accepting a reduction in compensation agreed to by at least two-thirds of our independent directors. We must provide 180 days’ prior written notice of any such termination. Our Manager will be paid a termination fee for (1) our termination without cause of our Management Agreement, or (2) our Manager’s termination of our Management Agreement upon our default in the performance of any material term of our Management Agreement and the default continues uncured for a period of 30 days after written notice to us, equal to three times the sum of (a) the average annual base management fee and (b) the average annual (or, if the period is less than 24 months, annualized) incentive fee earned by our Manager during the prior 24-month period before the date of termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.
At our option and at any time during the term of our Management Agreement, we may also terminate our Management Agreement upon at least 30 days’ prior written notice from the Board to our Manager, without payment of any termination fee to our Manager, upon the occurrence of a “Cause Event” (as defined in our Management Agreement) as determined by a majority of our independent directors. Such Cause Events include:
•our Manager materially breaches any provision of our Management Agreement and such breach continues for a period of 30 days after our Manager’s receipt of written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after our Manager’s receipt of written notice of such breach if our Manager takes steps to cure such breach within 30 days of the written notice);

•our Manager’s fraud, misappropriation of funds or embezzlement against us;

•our Manager’s gross negligence in the performance of its duties under our Management Agreement;

•the commencement of any proceeding relating to our Manager’s bankruptcy or insolvency;

•a conviction of our Manager (including a plea of nolo contendere) of a felony;

•the dissolution of our Manager;

•a “Change in Control of the Manager” (as defined in our Management Agreement); or

•our Manager is unable under applicable law or regulation to perform its obligations under our Management Agreement.

A Cause Event does not include unsatisfactory performance, even if that performance is materially detrimental to us.

At the option of our Manager and at any time during the term of our Management Agreement, our Manager may terminate our Management Agreement if we become required to register as an investment company under the Investment Company Act of 1940, as amended, with termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee to our Manager. Furthermore, our Manager may decline to renew our Management Agreement by providing us with 180 days’ prior written notice, in which case we would not be required to pay a termination fee to our Manager. Our Manager may also terminate our Management Agreement upon at least 60 days’ prior written notice if we default in the performance of any material term of our Management Agreement and the default continues uncured for a period of 30 days after written notice to us, whereupon we would be required to pay to our Manager the termination fee described above.

Base Management Fees, Incentive Fees and Reimbursement of Expenses
We have no separate facilities and are substantially reliant on our Manager to manage our day-to-day operations. A base management fee is payable quarterly in arrears in cash, and the incentive fee is payable quarterly in arrears in cash. Our Manager may also be entitled to certain expense reimbursements as described below. Expense reimbursements to our Manager are payable quarterly.
In connection with their investments prior to our IPO, certain of Angel Oak Mortgage Fund’s investors were granted rights to receive a share of our Manager’s revenues received under our Management Agreement. In addition, in connection with the private placement conducted concurrently with our IPO, CPPIB Credit Investments Inc. (the “CPPIB Entity”) was granted a similar right.

Base Management Fee

Our Manager is entitled to a base management fee equal to 1.50% per annum of our Equity, calculated and payable quarterly in arrears in cash. For purposes of calculating the base management fee, our “Equity” means (1) the sum of (a) the net proceeds received by us (or, without duplication, our subsidiaries) from all issuances of our or our subsidiaries’ equity securities since inception (allocated on a pro rata basis for such issuances during the calendar quarter of any such issuance), plus (b) our cumulative Distributable Earnings (as defined in our Management Agreement) for the period commencing on the completion of our IPO to the end of the most recently completed calendar quarter, (2) less (a) any distributions to our stockholders (or owners of our subsidiaries (other than us or any of our subsidiaries)) following the completion of our IPO, (b) any amount that we or any of our subsidiaries have paid to repurchase our common stock or common equity securities of our subsidiaries following the completion of our IPO and (c) any incentive fee (as described below) earned by our Manager following the completion of our IPO. All items in the foregoing sentence (other than clause (1)(b)) are calculated on a daily weighted average basis. The amount of net proceeds received will be subject to the determination of the Board to the extent such proceeds are other than cash.

Our Manager’s base management fee is calculated by our Manager within 30 days after the end of each fiscal quarter and such calculation shall be promptly delivered to us. We are obligated to pay the base management fee in cash within five business days after delivery to us of our Manager’s written statement setting forth the computation of the base management fee for such quarter.

Our Equity, for purposes of calculating the base management fee, could be greater or less than the amount of stockholders’ equity shown on our financial statements.

Incentive Fee

Our Manager is entitled to an incentive fee, which is calculated and payable in cash with respect to each calendar quarter (or part thereof that our Management Agreement is in effect) in arrears in an amount, not less than zero, equal to the excess of (1) the product of (a) 15% and (b) the excess of (i) our Distributable Earnings for the previous 12-month period, over (ii) the product of (A) our Equity in the previous 12-month period, and (B) 8% per annum, over (2) the sum of any incentive fee earned by our Manager with respect to the first three calendar quarters of such previous 12-month period.

For the initial four quarters following the completion of our IPO, Distributable Earnings is calculated on the basis of each of the previously completed quarters on an annualized basis.

For purposes of calculating the incentive fee, to the extent we have a net loss in Distributable Earnings from a period prior to the previous 12-month period that has not been offset by Distributable Earnings in a subsequent period, such loss will continue to be included in the previous 12-month period calculation until it has been fully offset.

    Our Manager computes the quarterly incentive fee (if any) within 30 days after the end of each fiscal quarter, and we will pay the quarterly incentive fee with respect to each fiscal quarter within five business days following the delivery to us of our Manager’s written statement setting forth the computation of the incentive fee for such quarter.
Reimbursement of Expenses

We pay all our operating expenses, except those specifically required to be borne by our Manager under our Management Agreement. Our Manager is responsible for the compensation and other related expenses of all personnel of our Manager and its affiliates who perform services for us pursuant to our Management Agreement, except as described below. The expenses required to be paid by us include, but are not limited to,

•expenses in connection with any issuance of securities by us,

•transaction costs incident to financings, including securitizations, and to the acquisition, origination, disposition, modification, financing and refinancing of our investments,

•costs and expenses incurred in contracting third parties for the servicing and special servicing of our assets,

•fees, costs and expenses of legal, audit, accounting, tax, consulting, administrative and other similar services rendered to us by third parties retained by our Manager or our independent directors or, if provided by our Manager’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis,

•all fees paid to and expenses of third-party advisors and independent contractors, consultants, managers and other agents (including real estate underwriters, brokers and special servicers) engaged by us or by our Manager for our account,

•the compensation and expenses of our independent directors and the expenses of all of our directors,

•our allocable share of cost of liability insurance under a universal insurance policy covering us, our Manager and other Angel Oak entities, or under a separate insurance policy covering us, to indemnify our officers and directors,

•all costs and expenses of money borrowed by us, including, without limitation, principal, interest and the costs associated with our establishment and maintenance of any credit facilities and other financing arrangements (including commitment fees, accounting fees, legal fees, closing costs and similar expenses),

•expenses relating to the payment of dividends,

•expenses connected with communications to holders of our securities and in complying with the continuous reporting and other requirements of the SEC and other governmental bodies, transfer agents and exchange listing fees,

•the cost of printing and mailing proxies and reports to our stockholders,

•settlement, clearing, and custodial fees and expenses relating to us,

•the costs and expenses of maintaining compliance with all U.S. federal, state, local and applicable regulatory body rules and regulations (as such costs and expenses relate to us),

•expenses relating to any office or office facilities, including disaster backup recovery sites and facilities, maintained for us separate from offices of our Manager,

•costs incurred by personnel of our Manager for travel on our behalf,

•costs of the wages, salaries and benefits incurred by our Manager for our dedicated Chief Financial Officer and Treasurer and a proportionate amount of the costs of the wages, salaries and benefits of our Chief Executive Officer and President (who dedicates a substantial majority of his business time to us) based on the percentage of his business time spent on our matters and a partially dedicated employee based on the percentage of such person’s working time spent on matters related to us, subject to the approval of our Compensation Committee, and other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of our Manager or its affiliates who spend all or a portion of their time managing our affairs (our share of such costs is based on the percentage of time devoted by such personnel to our and our subsidiaries’ affairs),

•costs and expenses related to the design and maintenance of our website or sites and associated with any computer software or hardware, electronic equipment, or purchased information technology services from third-party vendors that is used primarily for us,

•all taxes and license fees,

•all insurance costs incurred by us,

•all third-party legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against us, or which we are authorized or obligated to pay under applicable law or our charter or bylaws or by the Board;

•any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us, or against any director or officer of ours in his or her capacity as such for which we are required to indemnify such director or officer by any court or governmental agency, or settlement of pending or threatened proceedings,

•all costs and expenses relating to the acquisition of, and maintenance and upgrades to, our portfolio accounting systems;

•the costs and expenses incurred with respect to administering our incentive plans,

•all of our other expenses relating to our business and investment operations, including, without limitation, the costs and expenses of acquiring, originating, owning, protecting, maintaining, financing, refinancing, developing, modifying and disposing of investments that are not the responsibility of our Manager, and

•all other expenses actually incurred by our Manager that are reasonably necessary for the performance by our Manager of its duties and functions under our Management Agreement.

    In addition, we will be required to pay our proportionate amount of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations.
Registration Rights Agreements
Concurrently with our IPO, we entered into a registration rights agreement with the partners of Angel Oak Mortgage Fund receiving shares of our common stock pursuant to Angel Oak Mortgage Fund’s distribution of shares of our common stock following a stock dividend to Angel Oak Mortgage Fund. We also entered into a registration rights agreement with the CPPIB Entity in connection with our sale of common stock to the CPPIB Entity in a private placement concurrent with our IPO. In addition, we entered into a registration rights agreement with respect to any equity-based awards that we may grant to our Manager in the future under our 2021 Equity Incentive Plan. Each registration rights agreement provides certain “demand” and shelf registration rights and customary “piggyback” registration rights with respect to such shares of our common stock. Each registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act of 1933, as amended (the “Securities Act”).
Shareholder Rights Agreements
Concurrent with our IPO, we and our Manager entered into separate shareholder rights agreements with each of the MS Investor and the DK Investor. Pursuant to the MS shareholder rights agreement, the MS Investor, subject to certain limitations, has the right to designate one nominee for election to the Board for so long as the MS Investor and its affiliates beneficially own, in the aggregate, shares of our common stock representing at least 10% of the shares of our common stock then outstanding (excluding shares of our common stock that are subject to issuance upon the exercise or exchange of rights of conversion, or any options, warrants or other rights to acquire shares of our common stock). Furthermore, pursuant to the DK shareholder rights agreement, the DK Investor, subject to certain limitations, has the right to designate one nominee for election to the Board for so long as the DK Investor and its affiliates (1) maintain beneficial ownership of shares of our common stock equal to at least 10% of the shares of our common stock then outstanding or (2) are one of the largest three (3) beneficial owners of shares of our common stock and maintain beneficial ownership, in the aggregate, of shares of our common stock equal to at least 7% of the shares of our common stock then outstanding. For purposes of the ownership requirements in the DK shareholder rights agreement, shares of our common stock that are subject to issuance upon the exercise or exchange of rights of conversion, or any options, warrants or other rights to acquire shares, will not be counted as outstanding.
Stockholder’s Agreement
Concurrent with our IPO, we and our Manager entered into a stockholder’s agreement with the Vivaldi Investor. Pursuant to such stockholder’s agreement, the Vivaldi Investor, subject to certain limitations, agreed to cause one of our directors affiliated with the Vivaldi Investor to resign from the Board at such time as the Vivaldi Investor and its affiliates beneficially own, in the aggregate, shares of our common stock representing less than 10% of the shares of our common stock then outstanding (excluding shares of our common stock that are subject to issuance upon the exercise or exchange of rights of conversion, or any options, warrants or other rights to acquire shares of our common stock). As of February 7, 2022, the Vivaldi Investor ceased to own 10% or more of the shares of our common stock then outstanding.
Loan Purchase Agreements; Mortgage Loan Purchase Agreements
Our primary strategy is to make credit-sensitive investments primarily in newly-originated first lien non-QM loans that are primarily made to higher-quality non-QM loan borrowers and primarily sourced from Angel Oak Mortgage Lending. Since our commencement of operations in September 2018 through December 31, 2021, a substantial portion of the target assets in our portfolio had been acquired from Angel Oak Mortgage Lending, and we expect that, in the future, a substantial portion of our portfolio will continue to consist of target assets acquired from Angel Oak Mortgage Lending. The agreements described below provide the framework pursuant to which we have agreed to purchase from Angel Oak Mortgage Lending certain of our target assets from time to time. However, Angel Oak Mortgage Lending has no obligation to sell to us, and we have no obligation to purchase from Angel Oak Mortgage Lending, any of our target assets pursuant to these agreements or otherwise.
On October 1, 2018, we entered into separate mortgage loan purchase agreements with Angel Oak Home Loans, Angel Oak Mortgage Solutions and Angel Oak Prime Bridge (the “Residential Mortgage Originators”), affiliates of our Manager, which provide for the sale, from time to time, of residential mortgage loans to us, including the related rights to service such mortgage loans. However, in the case of one mortgage loan purchase agreement with Angel Oak Prime Bridge, Angel Oak Prime Bridge retains the right to service such mortgage loans and is paid a servicing fee and is also entitled to reimbursement for certain expenses as the servicer of such mortgage loans. For the year ended December 31, 2021, we purchased $887.5 million principal amount of mortgage loans from the Residential Mortgage Originators for an aggregate purchase price of $909.4 million. For the year ended December 31, 2020, we purchased $411.2 million principal amount of mortgage loans from the Residential Mortgage Originators for an aggregate purchase price of $423.2 million.
On September 10, 2018, we entered into separate loan purchase agreements with each of Angel Oak Commercial Bridge and Cherrywood Mortgage (the “Commercial Loan Originators”), affiliates of our Manager, which provide for the sale, from time to time, of mortgage loans secured by one or more commercial, multi-family or non-owner occupied one- to four-family real properties, including the related rights to service such mortgage loans. For the years ended December 31, 2021 and 2020, we did not purchase any loans from the Commercial Loan Originators.
The purchase price for the loans sold under the agreements described above is generally equal to the outstanding principal amount of the mortgage loan, adjusted by a premium or discount, depending on market conditions.
Securitizations
In June 2020, we participated in a securitization transaction pursuant to which we contributed to Angel Oak Mortgage Trust 2020-3 (“AOMT 2020-3”) non-QM loans with a carrying value of approximately $482.9 million that we had accumulated and held on our balance sheet. The remaining non-QM loans that we contributed to AOMT 2020-3 were purchased from an affiliated entity. We received bonds from AOMT 2020-3 with a fair value of approximately $66.5 million, including approximately $23.0 million in horizontal risk retention securities (representing 5% of the fair value of the securities and other interests issued as part of the transaction). We used the proceeds of the securitization transaction to repay outstanding debt of approximately $394.4 million and retained cash of $42.3 million. In connection with the AOMT 2020-3 securitization, certain entities affiliated with Angel Oak (“Transferors”) transferred to one of our wholly-owned subsidiaries mortgage loans having an unpaid principal balance of $42.9 million, which our wholly-owned subsidiary then transferred to Angel Oak Mortgage Trust I, LLC (the “Depositor”), an affiliate of our Manager formed to serve as the depositor of securitization financings by Angel Oak managed entities. In respect of such transfers, such affiliated Transferors received from the Depositor bonds from AOMT 2020-3 with a fair value of approximately $5.9 million and $4.5 million in cash.
In November 2020, we participated in a securitization transaction of a pool of small balance commercial real estate loans consisting of mortgage loans secured by commercial properties pursuant to which we contributed to Angel Oak SB Commercial Mortgage Trust 2020-SBC1 (“AOMT 2020-SBC1”) commercial real estate loans with a carrying value of approximately $31.2 million that we had accumulated and held on our balance sheet, and we received bonds from AOMT 2020-SBC1 with a fair value of approximately $8.9 million and $8.2 million in cash, along with debt relief of $16.6 million.
In August 2021, we were the sole participant in a securitization transaction of a pool of residential mortgage loans, a substantial majority of which were non‑QM loans originated by our affiliate mortgage origination companies, secured primarily by first liens on one‑to‑four family residential properties. In the transaction, Angel Oak Mortgage Trust 2021-4 issued approximately $316.6 million in face value of bonds. We used the proceeds of the securitization transaction to repay outstanding debt of approximately $249.0 million and retained cash of $55.8 million, which was used to acquire additional non‑QM loans, pay down repurchase facilities, and acquire other target assets. We own and hold the call rights on the XS tranche of bonds, which is the “controlling class” of the bonds.

In November 2021, we were the sole participant in a securitization transaction of a pool of residential mortgage loans, a substantial majority of which were non‑QM loans originated by our affiliate mortgage origination companies, secured primarily by first liens on one‑to‑four family residential properties. In the transaction, Angel Oak Mortgage Trust 2021-7 issued approximately $386.9 million in face value of bonds. We used the proceeds of the securitization transaction to repay outstanding debt of approximately $331.8 million and retained cash of $39.8 million, which was used to acquire additional non‑QM loans, pay down repurchase facilities, and acquire other target assets. We own and hold the call rights on the XS tranche of bonds, which is the “controlling class” of the bonds.

Stock Dividend
In June 2021, we declared a stock dividend that resulted in the issuance of 15,723,050 shares of our common stock to Angel Oak Mortgage Fund, as our then-sole common stockholder prior to our IPO. The stock dividend was paid immediately prior to the completion of our IPO on June 21, 2021. Our operating partnership similarly made a simultaneous distribution of 15,723,050 OP units to us.
Following such stock dividend, Angel Oak Mortgage Fund distributed the 15,724,050 shares of our common stock that it owned (including 1,000 shares of our common stock previously issued to Angel Oak Mortgage Fund and the shares issued in the stock dividend) to its partners pursuant to the terms of the limited partnership agreement of Angel Oak Mortgage Fund.
Distribution to Our Common Stockholder
During the third quarter of 2020, we paid a distribution of $75.0 million from additional paid-in capital on our balance sheet to our then-sole common stockholder, Angel Oak Mortgage Fund. This distribution was paid to such stockholder as a short-term return of its recallable capital. Subsequent to December 31, 2020, any outstanding capital was called in full, and the common stockholder, Angel Oak Mortgage Fund, contributed the remaining commitment of approximately $56.3 million to us through April 6, 2021, resulting in all committed capital being fully called.
Trademark License Agreement
Concurrently with our IPO, we entered into a trademark license agreement with an affiliate of our Manager pursuant to which it has granted us a non-exclusive, non-transferable, non-sublicensable, royalty-free license to use the name “Angel Oak Mortgage, Inc.” Under this agreement, we have a right to use this name for so long as our Manager (or another Angel Oak affiliate that serves as our manager) remains an affiliate of the licensor under the trademark license agreement. The trademark license agreement is subject to automatic termination if our Manager or another affiliate of Angel Oak is no longer acting as our manager under our Management Agreement. The trademark license agreement may be terminated by the licensor without cause and in its sole judgment after thirty days’ written notice to us or immediately if the licensor believes that we are using the licensed marks improperly. The licensor will retain the right to continue using the “Angel Oak” name. The trademark license agreement does not permit us to preclude the licensor from licensing or transferring the ownership of the “Angel Oak” name to third parties, some of whom may compete against us. Furthermore, in the event that the trademark license agreement is terminated, we will be required to, among other things, change our name and NYSE ticker symbol.
Indemnification Agreements
Concurrently with our IPO, we entered into indemnification agreements with each of our directors and executive officers that obligates us to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements provide that, if a director or executive officer is a party to, or witness in, or is threatened to be made a party to, or witness in, or otherwise becomes a participant in, any proceeding by reason of his or her service as a present or former director, officer, employee or agent of our company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that he or she is or was serving in such capacity at our request, we must indemnify the director or executive officer for all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any such proceeding to the maximum extent permitted under Maryland law, including in any proceeding brought by the director or executive officer to enforce his or her rights under the indemnification agreement, to the extent provided by the agreement. The indemnification agreements also require us to advance expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement reasonably evidences the expenses and is accompanied or preceded by:
•    a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and
•    a written undertaking, which may be unsecured, by the indemnitee or on his or her behalf to repay the amount paid if it shall ultimately be established that the standard of conduct has not been met.

The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change in control of us.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and executive officers pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Related Party Transaction Policies
Upon the completion of our IPO, we adopted a written statement of policy regarding transactions with related persons, which we refer to as our “Related Party Transactions Policy.” Our Related Party Transactions Policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to us any “related person transaction” (defined as any transaction that is anticipated to be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. We will then promptly communicate that information to the Board. No related person transaction will be executed without the approval or ratification of our Affiliated Transactions Committee. It is generally our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.
In addition to approving any related person transaction as described above, our Affiliated Transactions Committee must approve the pricing of our acquisition of any non-QM loans and any other target assets we acquire from Angel Oak Mortgage Lending or other affiliate of our Manager.

Each member of our Affiliated Transactions Committee is qualified to serve on our Affiliated Transactions Committee pursuant to the independence requirements of the NYSE and any additional requirements that the Board deems appropriate. Determinations as to whether a particular director satisfies the requirements for membership on our Affiliated Transactions Committee shall be made by the Board. Our Affiliated Transactions Committee has the resources and authority appropriate to discharge its duties and responsibilities, including the authority to obtain advice and assistance from internal and external legal and other advisors as it deems necessary or appropriate, including the authority to approve the fees payable to such counsel or advisors and retention terms, without obtaining the approval of the Board or management.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF AUDITORS
Our Audit Committee appointed KPMG LLP (“KPMG”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2022. Stockholders are asked to ratify the appointment of KPMG at the Annual Meeting. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.
Accounting Fees and Services

The following table sets forth the aggregate fees billed to us by KPMG for professional services rendered in 2021 and 2020:

	2021	2020
Audit Fees (1)	$921,000	$641,225
Audit-Related Fees (2)	—	—
Tax Fees (3)	90,000	89,665
All Other Fees	—	—
Total	$1,011,000	$730,890

(1)    Audit fees consist of fees incurred in connection with the audit of our annual financial statements, as well as services related to SEC matters, including review of registration statements filed and related issuances of comfort letters, consents, and other services.
(2)    There were no audit-related fees billed during the years ended December 31, 2021 and 2020.
(3)    Tax fees consist of fees for professional services rendered by KPMG for tax compliance, tax advice, and tax planning.
The charter of our Audit Committee provides that our Audit Committee is responsible for the appointment, compensation, retention, and oversight of our independent auditor and must pre-approve all audit, audit-related and non-audit services to be provided by our independent auditor, other than certain de minimis non-audit services which are approved by our Audit Committee prior to the completion of the audit. In connection with our IPO, our Audit Committee adopted a policy pursuant to which it pre-approves all services to be provided by and fees to be paid to our independent auditor. Following consummation of our IPO, all services provided by KPMG were pre-approved by our Audit Committee. Before our independent auditor is engaged by us to render audit or non-audit services, the engagement is approved by our Audit Committee. Our Audit Committee may form and delegate authority to grant pre-approvals of audit and permitted non-audit and tax services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee to grant pre-approvals and take any other actions shall be presented to the full Audit Committee at its next scheduled meeting. In its review of these services and related fees and terms, our Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm.
None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.
Vote Required

Approval of the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2022 requires the affirmative vote of a majority of the votes cast on the matter at the meeting. If the appointment of KPMG is ratified, our Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company. Conversely, if stockholders do not ratify the appointment, our Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain KPMG or to appoint another independent registered public accounting firm.
Board Recommendation

The Board of Directors and our Audit Committee unanimously recommend that you vote “FOR” the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company currently knows of no person, other than NHTV Atlanta Holdings LP and Xylem Finance LLC, who owns 10% or more of the Company’s common stock.
Based solely on a review of the copies of such forms furnished to the Company, or written representations from its officers and directors, the Company believes that during the year ended December 31, 2021, the Company’s officers, directors and greater than 10% stockholders filed the required reports on a timely basis under Section 16(a) of the Exchange Act, with the exception of one report covering one transaction that was filed late by Michael Fierman.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock, as of March 21, 2022, unless otherwise indicated in the footnotes to the table below, for (1) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and executive officers as a group.
To our knowledge, each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of shares of our common stock shown represents the number of shares the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement, or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the date hereof or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
Except as set forth below, the address for all beneficial owners in the table below is c/o Angel Oak Mortgage, Inc., 3344 Peachtree Road NE, Suite 1725, Atlanta, Georgia 30326. Except as set forth below, no shares of our common stock beneficially owned by any director or executive officer have been pledged as security.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of all Shares
Greater than 5% Stockholders
NHTV Atlanta Holdings LP (1)	5,172,061	20.6%
Xylem Finance LLC (2)	7,304,360	29.1%
CPPIB Credit Investments Inc. (3)	2,105,263	8.4%
Directors and Named Executive Officers
Michael Fierman (4)	381,521	1.5%
Christine Jurinich (5)	8,762	*
Craig Jones (6)	6,842	*
Edward Cummings (7)	5,172,061	*
Vikram Shankar	—	*
Michael Peck	—	*
Landon Parsons (8)	5,366	*
Jonathan Morgan (9)	4,211	*
W.D. (Denny) Minami (10)	8,711	*
Robert Williams (11)	197,367	*
Brandon Filson (12)	105,977	*
Dory Black (13)	59,695	*
All Directors and Executive Officers as a Group (12 persons)	5,950,513	23.7%

*    Represents less than 1%

(1)    Based upon information contained in a Form 4 filed on June 23, 2021. Project Atlanta GP LLC is the general partner of NHTV Atlanta Holdings LP. North Haven Tactical Value Fund LP is the sole member of Project Atlanta GP LLC. MS Tactical Value Fund GP LP is the general partner of North Haven Tactical Value Fund

LP. MS Tactical Value Fund GP, Inc., which is managed by its three member board of directors, controls each of MS Tactical Value Fund GP LP, North Haven Tactical Value Fund LP, Project Atlanta GP LLC and NHTV Atlanta Holdings LP (together, the “NHTV Entities”). Edward Cummings, one of our directors, is a member of the board of directors of MS Tactical Value Fund GP, Inc. and exercises voting and investment control over the shares of our common stock held by the NHTV Entities. Mr. Cummings disclaims beneficial ownership of the shares of our common stock held by the NHTV Entities. The address of NHTV Atlanta Holdings LP is Project Atlanta GP LLC, 1585 Broadway, New York, NY 10036.

(2)    Based upon information contained in a Schedule 13D filed on July 1, 2021. Davidson Kempner Capital Management LP, a Delaware limited partnership and a registered investment adviser with the SEC (“DKCM”), acts as investment manager to Xylem Finance LLC. DKCM GP LLC, a Delaware limited liability company, is the general partner of DKCM. The managing members of DKCM are Anthony A. Yoseloff, Eric P. Epstein, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons. Anthony A. Yoseloff, through DKCM, is responsible for the voting and investment decisions relating to the securities held by Xylem Finance LLC and thus may be deemed to beneficially own the shares held by Xylem Finance LLC. Mr. Yoseloff disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. Vikram Shankar is the DK Investor designee to the Board but is not deemed to have any beneficial ownership in the shares of our common stock held by Xylem Finance LLC. The address of Xylem Finance LLC is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, NY 10022.

(3)    Based upon information contained in a Schedule 13G filed on February 14, 2022, as of December 31, 2021, Canada Pension Plan Investment Board had sole voting and dispositive power over the shares of our common stock held by CPPIB Credit Investments Inc. The address of Canada Pension Plan Investment Board is One Queen Street East, Suite 2500, Toronto, Ontario, M5C 2W5, Canada.

(4)    Includes 315,000 shares of common stock held by Falcons I, LLC. Mr. Fierman is one of two members of Falcons I, LLC and, accordingly, may be deemed to be the beneficial owner of the shares held by Falcons I, LLC. Mr. Fierman disclaims beneficial ownership of the shares of common stock held by Falcons I, LLC, except to the extent of his pecuniary interest therein. Also includes 15,789 shares of unvested restricted stock that vest in three equal annual installments, commencing on June 21, 2022, which is the one-year anniversary of the grant date, subject to Mr. Fierman’s continued service to us through the applicable vesting dates.

(5)    Includes 6,842 shares of unvested restricted stock that vest on June 21, 2022, subject to Ms. Jurinich’s continued service to us through the vesting date. Of the shares of our common stock included as beneficially owned by Ms. Jurinich, 583 shares are pledged to secure indebtedness owed by Ms. Jurinich.

(6)    Includes 6,842 shares of unvested restricted stock that vest on June 21, 2022, subject to Mr. Jones’ continued service to us through the vesting date.

(7)    Based upon information contained in a Form 4 filed on June 23, 2021. Edward Cummings, one of our directors, is a member of the board of directors of MS Tactical Value Fund GP, Inc. and exercises voting and investment control over the shares of our common stock held by the NHTV Entities. Mr. Cummings disclaims beneficial ownership of the shares of our common stock held by the NHTV Entities.

(8)    Includes 4,211 shares of unvested restricted stock that vest on June 21, 2022, subject to Mr. Parsons’ continued service to us through the vesting date. Includes 1,155 shares of common stock issued to Mr. Parsons on September 30, 2021 in lieu of cash compensation for Mr. Parsons’ service as a member of the Board.

(9)     Includes 4,211 shares of unvested restricted stock that vest on June 21, 2022, subject to Mr. Morgan’s continued service to us through the vesting date.

(10)    Includes 4,211 shares of unvested restricted stock that vest on June 21, 2022, subject to Mr. Minami’s continued service to us through the vesting date.

(11)    These shares of restricted stock vest in three equal annual installments, commencing on June 21, 2022, which is the one-year anniversary of the grant date, subject to Mr. Williams’ continued service to us through the applicable vesting dates.

(12)    Includes 98,684 shares of unvested restricted stock that vest in three equal annual installments beginning on June 21, 2022, which is the one-year anniversary of the grant date, subject to Mr. Filson’s continued service to us through the applicable vesting dates. Also includes 6,693 shares of unvested restricted stock that vest in two equal annual installments commencing on March 11, 2023, which is the one year anniversary of the grant date, subject to Mr. Filson’s continued service to us through the applicable vesting dates.

(13)    Includes 57,895 shares of unvested restricted stock that vest in three equal annual installments, commencing on June 21, 2022, which is the one-year anniversary of the grant date, subject to Ms. Black’s continued service to us through the applicable vesting dates.

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING
Stockholders who intend to present proposals at the 2023 Annual Meeting of Stockholders, and who wish to have those proposals included in the Company’s proxy statement for the 2023 Annual Meeting, must be certain that those proposals are received at the principal executive offices of the Company at 3344 Peachtree Road NE, Suite 1725, Atlanta, Georgia 30326; Attention: General Counsel and Secretary, no later than December 9, 2022. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is recommended that any such proposal be sent by certified mail, return receipt requested.
The Company’s current bylaws set forth the process by which stockholder proposals which are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting. For business to be properly brought before an annual meeting by a stockholder, such proposed business must constitute a proper matter for stockholder actions, which includes the nomination of directors, and the stockholder must have given timely notice thereof in writing to the Company and satisfied the other requirements set forth in the Company’s current bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of the Company, not later than 5:00 p.m., Eastern time, on the day that is 120 days, and not earlier than 150 days, prior to the first anniversary of the date of the proxy statement being released to the Company’s stockholders for the preceding year’s annual meeting of stockholders; provided, however, if an annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary date of the preceding annual meeting, then, in order to be timely, a stockholder’s notice must be received by the Company no earlier than the 150th day prior to the date of such annual meeting and no later than 5:00 p.m., Eastern time, on the later of (a) the 120th day prior to the date of such annual meeting, as originally convened, or (b) the tenth day following the day on which public announcement of the date of such meeting is first made. The stockholder notice must comply with the information requirements set forth in the Company’s current bylaws. To be timely for purposes of the 2023 Annual Meeting of Stockholders (assuming the date of such annual meeting is within 30 days before or after the one-year anniversary of the Annual Meeting to which this Proxy Statement relates), the notice must be received no earlier than November 9, 2022, and no later than December 9, 2022.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 20, 2023.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board has adopted a process by which stockholders and other interested parties may communicate directly with the Board, a Board committee, a particular group of directors (e.g., the independent directors), or individual members of the Board. Stockholders and other interested parties who wish to communicate with the Board may do so by sending written communications addressed to the named individual, the committee, the group, or the Board as a whole at 3344 Peachtree Road NE, Suite 1725, Atlanta, Georgia 30326; Attention: General Counsel and Secretary. In general, any communication delivered to the Company for forwarding to the Board, a Board committee, a particular group of directors or specified Board members will be forwarded in accordance with the stockholder’s instruction, except that we reserve the right not to forward any commercial, offensive, or otherwise inappropriate materials.

OTHER MATTERS

As of the date of this Proxy Statement, we have not been presented with any other business for consideration at the Annual Meeting. If any other matter is properly brought before the meeting for action by the stockholders, your proxy (unless revoked) will be exercised in accordance with the recommendation of the Board, or the discretion of the proxy holders if no recommendation is made.

ANNUAL REPORT

We refer you to our Annual Report, containing financial statements for the year ended December 31, 2021, filed with the SEC. You may access our Annual Report on our investor relations website at http:// ir.angeloakreit.com. We will provide without charge, upon written request to the General Counsel and Secretary of the Company, at the address listed on the cover page of this Proxy Statement, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, filed with the SEC for the year ended December 31, 2021.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Michael Fierman
02) Christine Jurinich
03) Craig Jones
04) Edward Cummings
05) Vikram Shankar
06) Michael Peck
07) Landon Parsons
08) W. D. (Denny) Minami
09) Jonathan Morgan

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com

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ANGEL OAK MORTGAGE, INC.
Annual Meeting of Shareholders
May 18, 2022 10:00 AM EDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Dory Black and Robert Williams, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ANGEL OAK MORTGAGE, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at The Buckhead Club, 3344 Peachtree Rd. NE, Suite 2600, Atlanta, GA 30326 at 10:00 AM, EDT on May 18, 2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000552951_2 R1.0.0.24